ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Ken Chymiak (9l8) 25l-9121	(212) 896-1250
Dan O’Keefe (9l8) 25l-9121	grussell@kcsa.com

ADDvantage Technologies Reports Fiscal 2009 Third Quarter Earnings

Quarterly Revenue of $9.1 Million – Net Income of $0.06 per share

BROKEN ARROW, Oklahoma, August 11, 2009 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its results for the three and nine month periods ended June 30, 2009.

Revenue for the three month period ended June 30, 2009 was $9.1 million compared to $13.2 million in the same period a year ago, a decrease of 31%. Revenue from new and refurbished equipment sales declined $4.1 million as a result of the downturn in the economy, which has caused customers to continue to conserve cash and limited customers’ access to affordable financing.  Service revenue remained steady at $1.4 million for the three month periods ending June 30, 2009 and 2008 due to increased marketing for these services and customers choosing to repair their equipment rather than replace it.

Net income attributable to common stockholders in the third quarter of 2009 was $655,000, or $0.06 per diluted share, as compared to $606,000, or $0.06 per diluted share, in the year-earlier period.

For the nine months ended June 30, 2009, revenue decreased 23% to $32.1 million, from $41.8 million in the same period a year ago.

Net income attributable to common stockholders for the nine month period was $2.3 million, or $0.23 per diluted share, as compared to $3.5 million, or $0.34 per diluted share, for the first nine months of fiscal 2008.

Ken Chymiak, ADDvantage Technologies Group President and CEO, commented, “Our results reported for the third quarter and nine months ended June 30, 2009 met our expectations considering the current economic environment.  In addition to maintaining positive net income and positive cash flow, we also paid $3.7 million towards our debt during the nine months ended June 30, 2009.  I believe this speaks well of the health of our company, our management’s ability to keep costs in line with demand and the successful long-term strategy we have in place.”

Mr. Chymiak continued, “Third quarter demand for our new and refurbished products among large and small multi-system operator (MSO) customers continues to be impacted by the weakened economy.  However, we expect that as the credit market crisis eases, along with the anticipated funding opportunities that the U.S. Government’s economic stimulus package will provide, our customers will begin to make their necessary bandwidth upgrades and plant expansions.”

Mr. Chymiak concluded, “We appreciate the support we have received from our employees, customers, manufacturers and shareholders.  This past nine months has been an excellent test for our company, and I am pleased with our overall performance.”

Earnings Conference Call

As previously announced, the Company’s earnings conference call is scheduled for 12:00 pm ET, August 11, 2009. The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetech.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast.  The dial-in number for the conference call is (888) 819-8001 or (816) 581-1703 for international participants.  The conference code for the call is 4609325. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through August 25, 2009 at (888) 203-1112 (domestic) or (719) 457-0820 (international).  Participants must use the following code to access the replay of the call: 4609325.  The online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco, formerly Scientific-Atlanta, and Motorola, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, Tulsat-West, NCS Industries, ComTech Services and Broadband Remarketing International.  For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008

Net sales	$9,148,907	$13,213,802	$32,075,549	$41,804,989

Income from operations	$1,270,294	$1,275,115	$4,410,040	$6,495,702

Net income	$654,606	$605,504	$2,307,111	$3,609,724

Net income attributable to common shareholders	$654,606	$605,504	$2,307,111	$3,476,244

Earnings per share:
Basic	$0.06	$0.06	$0.23	$0.34
Diluted	$0.06	$0.06	$0.23	$0.34
Shares used in per share calculation:
Basic	10,158,185	10,272,015	10,169,987	10,260,149
Diluted	10,160,040	10,309,673	10,171,878	10,319,979

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2009 (unaudited)	September 30, 2008 (audited)
Assets
Current assets:
Cash and cash equivalents	$33,143	$15,211
Accounts receivable, net of allowance	3,426,842	6,704,162
Income tax refund receivable	105,531	83,735
Inventories, net of allowance for excess and obsolete	33,831,003	33,678,418
inventory
Deferred income taxes	1,281,000	1,069,000
Prepaid expenses	115,031	108,560
Total current assets	38,792,550	41,659,086

Net property and equipment	7,632,236	7,926,175
Other assets	2,301,425	2,214,295

Total assets	$48,726,211	$51,799,556

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,511,035	$3,267,006
Accrued expenses	1,141,273	1,146,672
Bank revolving line of credit	484,274	2,789,252
Notes payable – current portion	1,863,767	1,860,163
Total current liabilities	5,000,349	9,063,093

Notes payable	14,458,815	15,860,245
Other liabilities	950,891	299,944

Shareholders’ equity	28,316,156	26,576,274

Total liabilities and shareholders’ equity	$48,726,211	$51,799,556